EXHIBIT 99

MBT Financial Corp. Announces Third Quarter 2012 Profit

MONROE, Mich., October 29, 2012 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a net profit of $1,388,000, or $0.08 per share (basic and diluted), in the third quarter of 2012, compared to the profit of $632,000, or $0.04 per share (basic and diluted) in the third quarter of 2011. The year to date profit is $2,858,000, or $0.16 per share (basic and diluted), compared to a loss of $4,193,000, or $0.24 per share in the first three quarters of 2011. This is the fifth consecutive quarterly profit for the company.

The net interest margin decreased from 3.16% in the third quarter of 2011 to 3.05% in the third quarter of 2012. The decrease in asset yields due to the prolonged low interest rate environment and the increased investment in securities due to the low loan demand contributed to the decrease in the net interest margin. Although average earning assets increased $1.6 million, the decrease in the net interest margin resulted in a decrease of $335,000, or 3.7% in the net interest income.

The provision for loan losses decreased from $2.7 million last year to $1.6 million in the third quarter of 2012 due to a decrease in the net charge offs from $3.5 million to $1.9 million, and due to a reduction in the allowance for loan losses to reflect an improvement in loan quality and a decrease in the size of the loan portfolio.

Non interest income, net of securities gains, increased $160,000, or 4.3% due to higher income from wealth management services and higher origination fees on mortgage loans sold, which increased 192.2% from $102,000 to $298,000 as mortgage loan activity has increased significantly in 2012. For the first nine months of 2012, mortgage loan origination fees have increased by 130.3%.

Total non interest expenses decreased $254,000, or 2.6% compared to the third quarter of 2011. The decrease in expenses was mainly due to lower losses on sales and write downs of Other Real Estate Owned (OREO) as well as lower OREO carrying costs. Real estate values have begun to increase slightly in the Bank’s market area, diminishing the need to write down the carrying values of foreclosed properties held for sale and resulting in gains on sales of some properties following earlier write downs.

The Company remains in the process of an Internal Revenue Service audit for its 2007 through 2010 tax years. During the second quarter of 2012 we recorded a federal income tax expense to reflect the amount of a settlement that we offered to the IRS early in the third quarter of 2012. While we cannot predict the outcome of the IRS audit, or any appeal we may pursue as a result of an IRS assessment from the audit, we are optimistic that a settlement agreement will be reached without the need to record significant additional tax expense. Due to the company’s large net operating loss carry forward, we are maintaining a valuation allowance of 100% of our deferred tax asset, which totaled $24.9 million at September 30, 2012. Income tax accounting standards require us to assess positive and negative evidence to determine whether it is “more likely than not” that we will be able to utilize our net operating loss (NOL) carry forward to determine the continued need for a full deferred tax asset valuation allowance. Following five consecutive profitable quarters, the amount of positive evidence indicating that we will be able to utilize our NOL carry forward is increasing. The recognition of the deferred tax asset is based on the expectation of generating future taxable income. If our analysis concludes that it is “more likely than not” that we will be able to recognize the deferred tax asset, we may record a tax benefit beginning in 2012 or 2013. The evaluation process is highly subjective as it not only relies on past performance but also projections of taxable income.

Total assets of the company decreased $2.0 million compared to December 31, 2011, with total loans decreasing $29.3 million and cash and investments increasing $30.3 million. Compared to a year ago, total assets decreased $9.3 million, or 0.7%, with total loans decreasing $52.2 million. Capital increased $3.4 million since the beginning of the year, and with the decrease in assets, the ratio of equity to assets increased from 6.12% at December 31, 2011 to 6.40% at September 30, 2012. The Tier 1 Leverage ratio, which is one of the primary ratios used by banking regulators, increased from 6.03% as of December 31, 2011 to 6.24% as of September 30, 2012. The Bank remains adequately capitalized as measured by applicable regulatory standards. The company’s liquidity position remained very strong, with cash and investments increasing from 37.7% of assets at the end of 2011 to 40.2% at September 30, 2012.

Economic conditions in southeast Michigan continue to slowly improve, but this quarter we experienced an increase in both non-performing and problem loans. Non accrual loans increased $4.3 million during the quarter, but are down $13.3 million, or 23.0% compared to a year ago. We are continuing to see an improvement in real estate sales activity and prices, and that has helped us reduce the amount of Other Real Estate Owned over the past year. Our total OREO increased $1.0 million during the third quarter as a large credit relationship moved through the collection process, however, OREO decreased $5.0 million, or 26.4% compared to a year ago. Total problem assets, which include non performing assets and problem loans that are still performing, increased by $5.0 million from the second quarter, or 3.9%. However, total problem assets have reflected a net decrease of $10.3 million for the past twelve months, which is an improvement of 7.2% compared to a year ago.

H. Douglas Chaffin, President and CEO, commented, “We are pleased to report a fifth consecutive profit this quarter. While we are disappointed with the slight deterioration of our asset quality metrics this quarter, we do not believe this represents a reversal of the positive trends experienced over the past two years. As the economic conditions continue to slowly improve, we expect to see improvements in our asset quality resume and earnings growth to continue. Loan demand improved in the second quarter, and our existing commercial loan pipeline remains strong compared to a year ago. When loan growth resumes it will help our net interest margin and net interest income improve also. We continue to have a solid deposit base, a very liquid balance sheet, and adequate capital, so we are well positioned for increased lending activity.”

Mr. Chaffin concluded, “Local and national economic indicators continue to be stable, although we are watching closely recent signs of a weakening in the recovery. While we remain concerned about the effect of global and national issues on our local economy, we are pleased with our progress for the first three quarters of 2012. We will continue to focus our efforts on improving asset quality, maintaining liquidity, seeking new sources of revenue and capital, and controlling expenses. Our current environment is still challenging, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the third quarter results on Tuesday, October 30, 2012, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 317-6789. The toll free number for callers in Canada is (866) 605-3852 and international callers can access the call at (412) 317-6789. The event will be archived on the Company’s web site and available for twelve months following the call.

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, MBT is one of the largest community banks in Southeast Michigan. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 24 offices, 40 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT’s web site at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	Mary Jane Town
Chief Executive Officer	Chief Financial Officer	Marketing Officer
(734) 384-8123	(734) 242-1879	(734) 240-2510
doug.chaffin@mbandt.com	john.skibski@mbandt.com	maryjane.town@mbandt.com

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
(dollars in thousands	2012	2012	2012	2011	2011
except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2012	2011

EARNINGS
Net interest income	$8,621	$8,784	$8,928	$8,824	$8,956	$26,333	$26,303
FTE Net interest income	$8,766	$8,936	$9,105	$8,981	$9,113	$26,807	$26,787
Provision for loan and lease losses	$1,550	$1,050	$2,250	$2,500	$2,700	$4,850	$11,300
Non interest income	$4,023	$3,564	$4,677	$6,390	$4,319	$12,264	$11,840
Non interest expense	$9,689	$9,622	$10,012	$11,783	$9,943	$29,323	$31,036
Net income (loss)	$1,388	$253	$1,217	$431	$632	$2,858	$(4,193)
Basic earnings (loss) per share	$0.08	$0.01	$0.07	$0.02	$0.04	$0.16	$(0.24)
Diluted earnings (loss) per share	$0.08	$0.01	$0.07	$0.02	$0.04	$0.16	$(0.24)
Average shares outstanding	17,321,337	17,315,696	17,304,781	17,285,762	17,274,436	17,313,965	17,265,394
Average diluted shares outstanding	17,402,653	17,382,419	17,347,641	17,285,762	17,274,436	17,364,881	17,265,394

PERFORMANCE RATIOS
Return on average assets	0.45%	0.08%	0.39%	0.14%	0.20%	0.31%	-0.45%
Return on average common equity	7.09%	1.33%	6.39%	2.26%	3.39%	4.95%	-7.69%
Base Margin	2.94%	3.06%	3.10%	3.07%	3.06%	3.03%	3.02%
FTE Adjustment	0.05%	0.05%	0.06%	0.06%	0.05%	0.06%	0.06%
Loan Fees	0.06%	0.04%	0.03%	0.03%	0.05%	0.04%	0.04%
FTE Net Interest Margin	3.05%	3.15%	3.19%	3.16%	3.16%	3.13%	3.12%
Efficiency ratio	69.72%	68.86%	73.19%	68.80%	66.26%	70.55%	70.06%
Full-time equivalent employees	352	348	349	349	352	350	348

CAPITAL
Average equity to average assets	6.28%	6.21%	6.16%	6.14%	5.93%	6.22%	5.81%
Book value per share	$4.57	$4.43	$4.38	$4.38	$4.34	$4.57	$4.34
Cash dividend per share	$-	$-	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$2,156	$2,369	$2,832	$3,733	$4,105	$7,357	$12,139
Loan Recoveries	$243	$324	$198	$229	$645	$765	$1,485
Net Charge-Offs	$1,913	$2,045	$2,634	$3,504	$3,460	$6,592	$10,654
Allowance for loan and lease losses	$19,123	$19,486	$20,481	$20,865	$21,869	$19,123	$21,869
Nonaccrual Loans	$44,422	$40,139	$45,436	$50,717	$57,673	$44,422	$57,673
Loans 90 days past due	$138	$2	$2	$20	$29	$138	$29
Restructured loans	$28,184	$26,134	$25,954	$24,774	$16,023	$28,184	$16,023
Total non performing loans	$72,744	$66,275	$71,392	$75,511	$73,725	$72,744	$73,725
Other real estate owned & other assets	$13,784	$12,777	$14,277	$16,711	$18,739	$13,784	$18,739
Nonaccrual Investment Securities	$2,916	$2,829	$2,888	$2,984	$2,749	$2,916	$2,749
Total non performing assets	$89,444	$81,881	$88,557	$95,206	$95,213	$89,444	$95,213
Problem Loans Still Performing	$42,359	$44,918	$40,592	$41,558	$46,869	$42,359	$46,869
Total Problem Assets	$131,803	$126,799	$129,149	$136,764	$142,082	$131,803	$142,082
Net loan charge-offs to average loans	1.15%	1.23%	1.57%	2.01%	1.92%	1.32%	1.96%
Allowance for losses to total loans	2.94%	2.91%	3.07%	3.07%	3.11%	2.94%	3.11%
Non performing loans to gross loans	11.17%	9.91%	10.70%	11.10%	10.48%	11.17%	10.48%
Non performing assets to total assets	7.24%	6.63%	7.08%	7.69%	7.65%	7.24%	7.65%
Allowance to non performing loans	26.29%	29.40%	28.69%	27.63%	29.66%	26.29%	29.66%

END OF PERIOD BALANCES
Loans and leases	$651,218	$668,604	$667,294	$680,510	$703,430	$651,218	$703,430
Total earning assets	$1,138,424	$1,138,191	$1,152,128	$1,139,172	$1,139,469	$1,138,424	$1,139,469
Total assets	$1,236,064	$1,235,271	$1,250,449	$1,238,027	$1,245,401	$1,236,064	$1,245,401
Deposits	$1,020,410	$1,017,502	$1,035,550	$1,022,310	$1,029,647	$1,020,410	$1,029,647
Interest Bearing Liabilities	$974,097	$976,218	$998,226	$984,593	$995,463	$974,097	$995,463
Shareholders' equity	$79,098	$76,784	$75,899	$75,711	$74,930	$79,098	$74,930
Total Shares Outstanding	17,324,063	17,318,153	17,312,707	17,291,729	17,279,696	17,324,063	17,279,696

AVERAGE BALANCES
Loans and leases	$660,901	$668,632	$672,907	$690,569	$713,433	$667,455	$726,939
Total earning assets	$1,144,823	$1,140,410	$1,145,865	$1,129,960	$1,143,238	$1,143,702	$1,150,657
Total assets	$1,240,752	$1,234,984	$1,242,995	$1,231,959	$1,245,574	$1,239,582	$1,254,505
Deposits	$1,025,730	$1,019,305	$1,027,501	$1,015,703	$1,031,682	$1,024,185	$1,035,778
Interest Bearing Liabilities	$979,494	$980,007	$993,711	$977,956	$1,004,620	$984,386	$1,021,697
Shareholders' equity	$77,884	$76,637	$76,625	$75,673	$73,881	$77,051	$72,880

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Quarter Ended September 30,		Nine Months Ended September 30,
Dollars in thousands (except per share data)	2012	2011	2012	2011

Interest Income
Interest and fees on loans	$8,696	$10,026	$26,773	$30,370
Interest on investment securities-
Tax-exempt	341	346	1,076	1,069
Taxable	1,894	2,050	6,023	6,211
Interest on balances due from banks	56	44	145	112
Total interest income	10,987	12,466	34,017	37,762

Interest Expense
Interest on deposits	1,488	2,646	4,964	8,621
Interest on borrowed funds	878	864	2,720	2,838
Total interest expense	2,366	3,510	7,684	11,459

Net Interest Income	8,621	8,956	26,333	26,303
Provision For Loan Losses	1,550	2,700	4,850	11,300

Net Interest Income After
Provision For Loan Losses	7,071	6,256	21,483	15,003

Other Income
Income from wealth management services	1,063	972	2,859	2,955
Service charges and other fees	1,177	1,226	3,392	3,522
Net gain (loss) on sales of securities	99	555	1,239	651
Origination fees on mortgage loans sold	298	102	624	271
Bank Owned Life Insurance income	375	405	1,078	1,207
Other	1,011	1,059	3,072	3,234
Total other income	4,023	4,319	12,264	11,840

Other Expenses
Salaries and employee benefits	5,069	4,878	15,128	14,611
Occupancy expense	707	781	2,058	2,246
Equipment expense	677	722	2,226	2,164
Marketing expense	151	214	524	695
Professional fees	534	540	1,646	1,833
Collection expense	28	47	188	181
Net loss on other real estate owned	373	818	872	2,943
Other real estate owned expense	350	586	1,258	1,458
FDIC deposit insurance assessment	694	618	2,067	2,254
Other	1,106	739	3,356	2,651
Total other expenses	9,689	9,943	29,323	31,036

Profit (Loss) Before Income Taxes	1,405	632	4,424	(4,193)
Income Tax Expense	17	-	1,566	-
Net Profit (Loss)	$1,388	$632	$2,858	$(4,193)
Basic Earnings (Loss) Per Common Share	$0.08	$0.04	$0.16	$(0.24)
Diluted Earnings (Loss) Per Common Share	$0.08	$0.04	$0.16	$(0.24)
Dividends Declared Per Common Share	$-	$-	$-	$-

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31,
Dollars in thousands	(Unaudited)	2011

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$19,915	$18,201
Interest bearing	68,980	57,794
Total cash and cash equivalents	88,895	75,995

Securities - Held to Maturity	28,038	35,364
Securities - Available for Sale	379,583	354,899
Federal Home Loan Bank stock - at cost	10,605	10,605
Loans held for sale	1,491	1,035
Loans	649,727	679,475
Allowance for Loan Losses	(19,123)	(20,865)
Loans - Net	630,604	658,610

Accrued interest receivable and other assets	6,065	7,700
Other Real Estate Owned	13,676	16,650
Bank Owned Life Insurance	48,731	47,653
Premises and Equipment - Net	28,376	29,516
Total assets	$1,236,064	$1,238,027

Liabilities
Deposits:
Non-interest bearing	$168,448	$164,852
Interest-bearing	851,962	857,458
Total deposits	1,020,410	1,022,310

Federal Home Loan Bank advances	107,000	107,000
Repurchase agreements	15,000	20,000
Accrued interest payable and other liabilities	14,556	13,006
Total liabilities	1,156,966	1,162,316

Shareholders' Equity
Common stock (no par value)	2,187	2,099
Retained Earnings	75,593	72,735
Unearned Compensation	(32)	(87)
Accumulated other comprehensive income	1,350	964
Total shareholders' equity	79,098	75,711
Total liabilities and shareholders' equity	$1,236,064	$1,238,027